                               VALUE LINE INTERMEDIATE
                                   BOND FUND, INC.
                  SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATION
                                      EXHIBIT 16


Year(s) Ended 10/31/96:               1 year    4.56 years*
                                      ------    -----------
Initial Investment:                    1,000       1,000
Balance at End of Period:              1,033       1,079
Change:                                   33          79
Percentage Change:                     3.28%       7.90%
Average Annual Total Return:           3.28%       1.68%


*from 04/10/92 (commencement of operations)